RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-76614

                 Prospectus Supplement No.1, dated May 31, 2002,
                     to the Prospectus (the "Prospectus") of
                  Data Systems & Software Inc. (the "Company"),
                             dated January 25, 2002
                (included in Registration Statement on Form S-3,
                           Registration No. 333-76614)
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      The Prospectus indicates under the caption "Selling Security Holders" that
Kardan Communications Ltd. is a selling security holder with respect to 354,217 shares of our common stock. Kardan Communications has transferred 60,870 shares of our common stock and, as a result, the persons listed below are now selling security holders for purposes of the Prospectus with respect to the number of shares of our common stock indicated:

                                                      Number of       Number of
                                                        Shares          Shares
Name of Selling Security Holder                      Prior to Sale    After Sale
-------------------------------                      -------------    ----------
Kardan Communications Ltd. (1)                          293,347            0
Adv. Yossi Avraham, as Trustee for Meir Givon (2)        10,993            0
Neuwirth Investments Ltd.  (3)                           60,870            0

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      (1)   Kardan Communications Ltd. is a wholly owned subsidiary of Kardan
            Ltd., a holding company traded on the Tel-Aviv Stock Exchange. Through holding companies, Mr. Yosef Grunfeld controls 36.11% and Mr. Avner Shnur controls 30.21% of the outstanding stock of Kardan Ltd.

      (2) Pursuant to Israeli tax laws relating to employee incentive plans, a trustee is the nominal owner of Meir Givon's shares of our common stock. Israeli law governs this trust arrangement.

      (3) Neuwirth Investments Ltd. is wholly-owned by Jacob Neuwirth, the Chief Executive Officer of our subsidiary DSIT Technologies Ltd. (formerly Decisions Systems Israel Ltd.).